Morlex, Inc., doing business as and through its subsidiary Superfly Advertising, Inc. ("Superfly"), names Curtis H. Staker as Chief Executive Officer

San Diego, CA, October 20, 2008 - Superfly Advertising, a data centric customer acquisition driven internet advertising company that reaches millions of motivated customers, today announced that its board of directors named Curtis H. Staker to serve as the company’s Chief Executive Officer.

Notably, Staker was President of Websense Inc, NASDAQ: WBSN from January 2003 through August 2005. Prior to being promoted to President at Websense, he served as Executive Vice President of Worldwide Sales from February 2001. During his almost 5 year tenure at Websense, a leading supplier of web filtering, web security and desktop security solutions, Staker lead an increase in annual sales from $30M to $150M while the company’s market capitalization increased from $250M to $1.4B and the number of customers doubled to more than 24,000. Most recently, Staker was Chairman and CEO of GFI Software, a leading international software company and provider of network security, content security and messaging software, from September 2005 until November 2007 and currently is on the Board at Firescope, Inc. Additionally, Staker served at Structural Dynamics Research Corporation (SDRC), now owned by Siemens. In the course of 12 years at SDRC, Staker held a variety of management positions, including Vice President and General Manager of Americas Operations and Vice President and General Manager of Asia-Pacific Operations.

Richard Berman, Chairman of Superfly, said that an extensive search was conducted and the Board selected Staker based upon his track record of managing diverse operations, execution skills, leadership ability and career success. “We are very pleased to have Curt as our CEO and as a director at Superfly. With $40B spent on online advertising in 2007 and the market expected to surpass $70B in 2010, we believe the opportunities at Superfly are tremendous and Curt is the right leader to help the company achieve its full potential,” Berman said.

Staker commented, “Superfly’s combination of technology, data and marketing expertise allows us to launch several enterprise sales initiatives for our clients in the near future. Taking these assets and great people and aligning them with the goal of becoming a dominant customer acquisition business by leveraging both an outstanding database and coveted intellectual property, represents exciting opportunities for our clients, partners, employees and shareholders. I look forward to leading this organization to the next level of success.”

Superfly’s digital assets include approximately 200 million consumer records and over 4,000 domains. Coupled with proprietary software focused upon optimizing advertisement effectiveness and the ability to reach 90% of targeted customers, Superfly is a full service online marketing company. Superfly recently announced its pending acquisition of certain ongoing business assets and technology from Commerce Planet including the Customer Legacy and Legacy Media business units which include both a call center and a full data center. Commerce Planet shareholder approval is expected this quarter.

About Superfly Advertising
Superfly, RightSide Advisors, and the customer loyalty business units being acquired from Commerce Planet comprise Superfly Advertising. Morlex is in the process of changing its name and symbol to Superfly Advertising, Inc. and recently filed a proxy to accomplish the name change and other items. The combination of intellectual property, database content, outstanding personnel and a growing, vibrant online advertising marketplace present a bright future for Superfly. With offices in San Diego, Santa Barbara and a full call center in Costa Rica, Superfly provides clients a cost effective, fully accountable method for tracking advertising dollars spent and the resulting customers acquired. More information can be found at www.superflyadvertising.com and www.commerceplanet.com.